UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2024

AINOS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-41461	75-1974352
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8880 Rio San Diego Drive, Ste. 800, San Diego, CA 92108 (858) 869-2986
(Address and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AIMD	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	AIMDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Patent License Agreement

On August 6, 2024, Ainos, Inc., a Texas corporation (the “Company”) entered into a patent license agreement (the “License Agreement”) with Taiwan Carbon Nano Technology Corporation (“TCNT”), as an effort to bolster the Company’s AI Nose and point-of-care testing (POCT) technologies while preserving cash. As of August 5, 2024, prior to TCNT entering into the License Agreement, TCNT controlled, via its majority interest in Ainos Inc., a Cayman Islands corporation (“Ainos KY”) which is a party to certain previously disclosed Voting Agreements, approximately 38% of the voting power of the Company. Pursuant to the License Agreement, TCNT has agreed to assign and grant, and the Company has agreed to accept, an exclusive, irrevocable, and perpetual license of certain invention patents and patent applications related to gas sensors and medical devices (the “Licensed Patents”), in exchange for 5,500,000 shares of the Company’s common stock (the “Common Stock”), par value $0.01 per share, which is listed on the Nasdaq Capital Market under the symbol “AIMD,” at a price per share of 1.05 times the highest closing sale price of the Common Stock during the 30-trading day period preceding the effective date of the License Agreement. The License Agreement shall remain in effect until terminated by mutual written agreement of the parties, or until the expiration of the Licensed Patents, or all claims for alleged infringement of the Licensed Patents are barred by applicable laws.

Following the issuance of the 5.5 million shares of stock, TCNT will control approximately 63.2% of the voting power of the Company. TCNT plans to enter into a voting agreement with Ainos KY and, pursuant to such voting agreement, will agree to vote all of the voting stock of the Company that is current owns or will acquire in the future in the manner determined by Ainos KY in its sole discretion.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is filed with this current report on Form 8-K as Exhibit 10.1 and is hereby incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01 above, the Company entered into the License Agreement on August 6, 2024, and agreed to issue 5,500,000 shares of Common Stock to TCNT in connection with the transaction contemplated by the License Agreement. The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Note Conversion

As previously reported, on September 25, 2023, the Company entered into a securities purchase agreement with Lind Global Fund II LP (“Lind”) and issued a senior secured convertible promissory note, as amended on January 23, 2024 (the “Note”) to Lind. On August 5, 2024, the Company fully prepaid the remaining outstanding principal of the Note, totaling $1.67 million. The prepayment was made with $1,439,754 in cash and $224,842 through the issuance of 382,384 shares of Common Stock, valued at $0.588 per share.

The issuances of the securities were made without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of August 9, 2024, Lawrence K. Lin transitioned from his role as the Company’s Executive Vice President of Operations, effective August 9, 2024. As a result of this transition, Mr. Lin no longer serves as an executive officer of the Company.

Item 9.01 Financial Statement and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Patent License Agreement, dated August 6, 2024, by and between Ainos, Inc. and Taiwan Carbon Nano Technology Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ainos, Inc.

Date: August 9, 2024	By:	/s/ Chun-Hsien Tsai
	Name:	Chun-Hsien Tsai
	Title:	Chief Executive Officer

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